Exhibit 5.1

February 25, 2011

The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Ladies and Gentlemen:

We have acted as counsel to The Blackstone Group L.P., a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Partnership of up to 11,880,752 common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to The Blackstone Group L.P. Amended and Restated 2007 Equity Incentive Plan (the “Plan”).

We have examined the Registration Statement, the Amended and Restated Agreement of Limited Partnership of The Blackstone Group L.P. (as amended, the “Partnership Agreement”) among Blackstone Group Management L.L.C., a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the limited partners party thereto (collectively, the “Limited Partners”), and the Plan. We also have examined the originals, or duplicates or certified or conformed copies, of such partnership and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Partnership and the General Partner.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that at the time of execution, issuance and delivery of the Common Units, the Partnership Agreement will have been duly authorized, executed and delivered by the General Partner and be the valid and legally binding obligation of the Limited Partners. We have assumed further that the Limited Partners will perform their obligations under the Partnership Agreement and will not participate in the control of the business of the Partnership.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon issuance and delivery in accordance with the Plan, the Common Units will be validly issued, fully paid and nonassessable.

Our opinion set forth above is subject to the obligation of a Limited Partner to repay any funds wrongfully distributed to it.

We do not express any opinion herein concerning any law other than the Delaware Revised Uniform Limited Partnership Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP